EXHIBIT 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600

CAPITAL SENIOR LIVING CORPORATION

ANNOUNCES AGREEMENT FOR $54 MILLION SALE/LEASEBACK

Will Result in $13.0 Million Gain and Further Reduction in Debt

DALLAS – (BUSINESS WIRE) – March 8, 2006 – Capital Senior Living Corporation (NYSE:CSU) (the “Company”), one of the country’s largest operators of senior living communities, today announced that it has entered into an agreement for a three community sale/leaseback transaction valued at approximately $54.0 million.

The three communities being sold by the Company and leased back are Crosswood Oaks in Citrus Heights, CA, The Veranda Club in Boca Raton, FL and Tesson Heights in St. Louis, MO. The communities comprise 447 units of independent living, 47 units of assisted living and total resident capacity of 560. Occupancy is approximately 91% at the present time.

The Company anticipates that it will record a gain of approximately $13.0 million on the sale of these three communities, with the gain to be recognized equally over the initial ten-year term of the lease. The triple net operating lease will have two ten-year renewal options beyond the initial term. The initial lease rate is 8% and is subject to CPI-based escalation provisions pursuant to the terms of the lease. The transaction is expected to close in the next sixty days, pending approvals and other customary closing conditions.

Upon completion of this sale/leaseback transaction, the buyer will assume approximately $29.6 million of debt with a fixed interest rate of 8.2%. This will effectively reduce the Company’s interest expense by approximately $2.4 million per year. Net proceeds to the Company, after the assumption of debt, are expected to be approximately $23.5 million, net of transaction costs.

“This sale/leaseback transaction furthers our 2006 business plan which is focused on providing significant income and asset growth potential, strengthening our balance sheet and maximizing our return on invested capital,” commented Lawrence A. Cohen, Chief Executive Officer. “This transaction is immediately accretive and will have a positive impact on earnings that will extend for the initial ten-year lease term, while decreasing interest costs through the assumption of our debt, and providing cash for additional debt repayment and/or future investment opportunities. This structure enables us to convert equity in our communities to cash, while retaining the management and net operating income from the property.”

MORE

CAPITAL/Page 2

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 59 senior living communities in 21 states with an aggregate capacity of approximately 9,200 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 7 leased communities and 15 communities it manages for third parties. In the communities operated by the Company, 82 percent of residents live independently, 16 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.

#####